Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Updated).
Introduction
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A) is intended to provide an understanding of our financial condition, change in financial condition, cash flow, liquidity and results of operations. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements appearing elsewhere in this Form 8-K. The information set forth below has been revised for the adoption of FSP APB No. 14-1 and FSP EITF 03-6-1. References in this MD&A to fiscal 2009, fiscal 2008, fiscal 2007 and fiscal 2006, etc. are to our fiscal years ended on March 31, 2009, 2008, 2007 and 2006, etc., respectively.
Business Overview
We are the world’s leading independent information technology (IT) management software company, helping organizations manage IT to become lean and more productive, which can help them better compete, innovate and grow. We develop and deliver software that makes it easier for organizations to manage IT throughout complex computing environments and to help them govern, manage and secure their entire IT operation — all of the people, information, processes, systems, networks, applications and databases from Web services to the mainframe, regardless of the hardware or software they are using.
We license our products worldwide, principally to large IT service providers, financial services companies, governmental agencies, retailers, manufacturers, educational institutions, and healthcare institutions. These customers typically maintain IT infrastructures that are both complex and central to their objectives for operational excellence.
We offer our software products and solutions directly to our customers through our direct sales force and indirectly through global systems integrators, managed service providers, technology partners, Enterprise IT Management (EITM) value-added resellers and distribution and volume partners.
CA’s Business Model
We license our software products directly to customers as well as through distributors, resellers and value-added resellers. We generate revenue from the following sources: license fees — licensing our products on a right-to-use basis; maintenance fees — providing customer technical support and product enhancements; and service fees — providing professional services such as product implementation, consulting and education. The timing and amount of fees recognized as revenue during a reporting period are determined in accordance with generally accepted accounting principles in the United States of America (GAAP). Revenue is reported net of applicable sales taxes.
Under our business model, we offer customers a wide range of licensing options, including the flexibility to license software under month-to-month licenses or to fix their costs by committing to longer-term agreements. Licenses sold for most of our software products permit customers to change their software product mix as their business and technology needs change and includes the right to receive software products in the future within defined product lines for no additional fee, commonly referred to as unspecified future software products. In such instances, we do not have vendor-specific objective evidence (VSOE) for the fair value of the undelivered elements, and we are therefore required under GAAP to recognize revenue from such license agreements evenly on a monthly basis (also known as ratably) over the license term.
A relatively small percentage of our revenue is recognized on a perpetual or up-front basis once all revenue recognition criteria are met in accordance with Statement of Position 97-2 “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” (SOP 97-2) (see “Critical Accounting Policies and Estimates” below for details). In such cases, these products are not sold with the right to receive unspecified future software products and VSOE exists for maintenance. We expect to continue to offer these types of licensing arrangements; therefore, the amount of revenue we expect to recognize on an up-front basis may increase to the extent that such license agreements are not executed within a short time frame of other agreements with the same customer or in contemplation of other license agreements with the same customer where the right exists to receive unspecified future software products.
Several contracts executed prior to October 2000 (the prior business model) remain in effect and have not yet been renewed under license arrangements that contain the right to receive unspecified future software products. Under those agreements, we did not offer our customers the right to receive unspecified future software products and we record the present value of the license agreement as revenue at the time the license agreement was signed. As these customer license agreements are renewed under our current licensing model, we expect to see an increase in revenue backlog related to these licenses, from which subscription revenue will be amortized in future periods. The favorable impact on subscription revenue from the conversion of contracts from our prior business model to our current business model is decreasing over time as the transition is completed and was not material for fiscal 2009 or 2008. The remaining balance of unbilled installment receivables that were previously recognized as revenue under our prior business model was $240 million and $342 million as of March 31, 2009 and March 31, 2008, respectively.
Under our license agreements, customers generally make installment payments for the right to use our software products over the term of the associated software license agreement. While the timing of revenue recognition is affected by the offering of unspecified future software products, it generally has not changed the timing of how we bill and collect cash from customers and as a result, our cash generated from operations has generally not been affected by the offering of unspecified future software products.

Performance Indicators
Management uses several quantitative and qualitative performance indicators to assess our financial results and condition. Each provides a measurement of the performance of our business model and how well we are executing our plan.
Our predominantly subscription-based business model is unique among our competitors in the software industry and it may be difficult to compare our results for many of our performance indicators with those of our competitors. The following is a summary of the principal quantitative and qualitative performance indicators that management uses to review performance:

	Year
	Ended March 31,			Percent
	2009	2008	Change	Change

	(dollars in millions)

Total revenue	$4,271	$4,277	$(6)	—%
Subscription and maintenance revenue	$3,772	$3,762	$10	—%
Net income	$671	$479	$192	40%
Cash provided by operating activities	$1,212	$1,103	$109	10%
Total bookings	$5,245	$4,724	$521	11%
Subscription and maintenance bookings	$4,783	$4,110	$673	16%
Weighted average subscription and maintenance license agreement duration in years	3.61	2.98	0.63	21%
Annualized subscription and maintenance bookings	$1,325	$1,379	$(54)	(4)%

	As of	As of
	March 31,	March 31,		Percent
	2009	2008	Change	Change

	(dollars in millions)
Cash and cash equivalents	$2,712	$2,795	$(83)	(3)%
Total debt	$1,908	$2,516	$(608)	(24)%

Total expected future cash collections from committed contracts(1)	$4,914	$4,362	$552	13%
Total revenue backlog(1)	$7,378	$6,858	$520	8%

(1)	Refer to the discussion in the “Liquidity and Capital Resources” section of this MD&A for additional information on expected future cash collections from committed contracts, billing backlog and revenue backlog.
Analyses of our performance indicators, including general trends, can be found in the “Results of Operations” and “Liquidity and Capital Resources” sections of this MD&A.
Subscription and Maintenance Revenue — Subscription and maintenance revenue is the amount of revenue recognized ratably during the reporting period from both: (i) subscription license agreements that were in effect during the period, generally including maintenance that is bundled with and not separately identifiable from software usage fees or product sales, and (ii) maintenance agreements associated with providing customer technical support and access to software fixes and upgrades that are separately identifiable from software usage fees or product sales. These amounts include the sale of products directly by us, as well as by distributors, resellers and value-added resellers to end-users, where the contracts incorporate the right for end-users to receive unspecified future software products and other contracts entered into in close proximity or contemplation of such agreements.
Total Bookings — Total bookings includes the incremental value of all subscription, maintenance and professional service contracts and software fees and other contracts entered into during the reporting period. Effective April 1, 2008, we changed our performance indicator for measuring our new business activity from new deferred subscription value to total bookings. In addition to what was previously included in new deferred subscription value, subscription and maintenance bookings now includes the value of maintenance contracts committed by customers in the current period that were separate from license subscription contracts, whereas new deferred subscription value excluded certain of these types of agreements. The bookings amounts disclosed in this MD&A include the effects of this change. The incremental value of subscription and maintenance agreements added was $252 million for the year ended March 31, 2008. Total bookings also includes the value of new professional services and software fees and other contracts that were not previously included in new deferred subscription value.
Subscription and Maintenance Bookings — Subscription and maintenance bookings is the aggregate incremental amount we expect to collect from our customers over the terms of the underlying subscription and maintenance agreements entered into during a reporting period. These amounts include the sale of products directly by us, as well as indirectly by distributors, resellers and value-added resellers to end-users, where the contracts incorporate the right for end-users to receive unspecified future software products, and other contracts without these rights entered into in close proximity or contemplation of such agreements. These amounts are expected to be recognized ratably as subscription and maintenance revenue over the applicable term of the agreement. Subscription and maintenance bookings excludes the value associated with certain perpetual based licenses, license-only indirect sales, and professional services arrangements.
The license and maintenance agreements that contribute to subscription and maintenance bookings represent binding payment commitments by customers over periods that range generally from three to five years, although in certain cases customer commitments can be for longer periods. The amount of new subscription and maintenance bookings recorded in a period is affected by the volume and value of contracts renewed during that period. Our subscription and maintenance bookings typically increase in each consecutive quarter during a fiscal year, with the first quarter being the least and the fourth quarter being the most. However, subscription and maintenance bookings may not always follow the pattern of increasing in consecutive quarters during a fiscal year, and the quarter to quarter differences in subscription and maintenance bookings may vary. Additionally, period-to-period changes in subscription and maintenance bookings do not necessarily correlate to changes in billings or cash receipts. The contribution to current period revenue from subscription and maintenance bookings from any single license or maintenance agreement is relatively small, since revenue is recognized ratably over the applicable term for these agreements.
Weighted Average Subscription and Maintenance License Agreement Duration in Years — The weighted average subscription and maintenance license agreement duration in years reflects the duration of all subscription and maintenance agreements executed during a period, weighted by the total contract value of each individual agreement. Effective April 1, 2008, our calculation of weighted average subscription and maintenance license agreement duration in years now includes all subscription and maintenance contracts from both direct and indirect channels, whereas the prior calculation reflected direct product subscription licenses only. This modification has also been reflected in the weighted average subscription and maintenance license agreement duration in years for fiscal 2008 for comparison purposes and resulted in a decrease of 0.24 years for fiscal 2008.
Annualized Subscription and Maintenance Bookings — Annualized subscription and maintenance bookings is an indicator that normalizes the bookings recorded in the current period to account for contract length. It is calculated by dividing the total value of all new subscription and maintenance license agreements entered into during a period by the weighted average subscription and license agreement duration in years of all such license and maintenance agreements recorded during the same period.
Total Revenue Backlog — Total revenue backlog represents the aggregate amount we expect to recognize as revenue in the future as either subscription and maintenance revenue, professional services revenue or software fees and other associated with contractually committed amounts billed or to be billed as of the balance sheet date. Total revenue backlog is composed of amounts recognized as liabilities in our Consolidated Balance Sheets as deferred revenue (billed or collected) as well as unearned amounts associated with balances yet to be billed under subscription and maintenance and software fees and other agreements. Amounts are classified as current or non-current depending on when they are expected to be earned and therefore recognized as revenue. The portion of the total revenue backlog that relates to subscription and maintenance agreements is recognized as revenue evenly on a monthly basis over the duration of the underlying agreements and is reported as subscription and maintenance revenue in our Consolidated Statements of Operations.

“Deferred revenue (billed or collected)” is comprised of: (i) amounts received from the customer in advance of revenue recognition, (ii) amounts billed but not collected for which revenue has not yet been earned, and (iii) amounts received in advance of revenue recognition from financial institutions where we have transferred our interest in committed installments (referred to as “Financing obligations” in the Notes to the Consolidated Financial Statements).

Results of Operations
The following table presents revenue and expense line items reported in our Consolidated Statements of Operations for fiscal 2009, 2008 and 2007 and the period-over-period dollar and percentage changes for those line items. Certain prior year balances have been reclassified to conform to the current period’s presentation. For additional information, see Note 1, “Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements.

				Dollar	Percent	Dollar	Percent
				Change	Change	Change	Change
	Year Ended March 31,			2009/	2009/	2008/	2008/
	2009	2008	2007	2008	2008	2007	2007
	(dollars in millions)
Revenue:
Subscription and maintenance revenue	$3,772	$3,762	$3,458	$10	—%	$304	9%
Professional services	358	383	351	(25)	(7)	32	9
Software fees and other	141	132	134	9	7	(2)	(1)

Total revenue	$4,271	$4,277	$3,943	$(6)	—%	$334	8%

Expenses:
Costs of licensing and maintenance	$298	$272	$250	$26	10%	$22	9%
Cost of professional services	307	368	333	(61)	(17)	35	11
Amortization of capitalized software costs	125	117	354	8	7	(237)	(67)
Selling and marketing	1,214	1,327	1,340	(113)	(9)	(13)	(1)
General and administrative	464	530	549	(66)	(12)	(19)	(3)
Product development and enhancements	486	526	557	(40)	(8)	(31)	(6)
Depreciation and amortization of other intangible assets	149	156	148	(7)	(4)	8	5
Other (gains) expenses, net	(1)	6	(13)	(7)	(117)	19	146
Restructuring and other	102	121	201	(19)	(16)	(80)	(40)
Charge for in-process research and development costs	—	—	10	—	—	(10)	(100)

Total expenses before interest and income taxes	3,144	3,423	3,729	(279)	(8)%	(306)	(8)%
Income from continuing operations before interest and income taxes	1,127	854	214	273	32	640	299
Interest expense, net	62	79	90	(17)	(22)	(11)	(12)

Income from continuing operations before income taxes	1,065	775	124	290	37	651	525
Income tax expense	394	296	21	98	33	275	NM

Income from continuing operations	$671	$479	$103	$192	40%	$376	365%
Note — amounts may not add to their respective totals due to rounding.

The following table sets forth, for the fiscal years indicated, the percentage that the items in the accompanying Consolidated Statements of Operations bear to total revenue.

	Percentage of
	Total Revenue for the
	Year Ended March 31,
	2009	2008	2007
Revenue:

Subscription and maintenance revenue	88%	88%	88%
Professional services	8	9	9
Software fees and other	4	3	3
Total revenue	100%	100%	100%

Expenses:

Costs of licensing and maintenance	7%	6%	6%
Cost of professional services	7	9	8
Amortization of capitalized software costs	3	3	9
Selling and marketing	28	31	34
General and administrative	11	12	14
Product development and enhancements	11	12	14
Depreciation and amortization of other intangible assets	3	4	4
Other (gains) expenses, net	—	—	—
Restructuring and other	2	3	5
Charge for in-process research and development costs	—	—	—
Total expenses before interest and income taxes	74	80	95

Income from continuing operations before interest and income taxes	26	20	5
Interest expense, net	1	2	2
Income from continuing operations before income taxes	25	18	3
Income tax expense	9	7	1
Income from continuing operations	16%	11%	3%
Note — amounts may not add to their respective totals due to rounding.
Revenue
Total revenue was unfavorably affected by foreign exchange of $35 million for fiscal 2009 compared with fiscal 2008 and favorably affected by $165 million for fiscal 2008 compared with fiscal 2007.
Subscription and Maintenance Revenue
Subscription and maintenance revenue increased slightly for fiscal 2009 compared with fiscal 2008 primarily due to an increase in the annual value of existing customer contracts, partially offset by unfavorable foreign exchange variance of $32 million.
Subscription and maintenance revenue increased for fiscal 2008 compared with fiscal 2007 also predominantly due to an increase in the annual value of existing customer contracts, plus a $144 million favorable variance from foreign exchange.

Subscription and Maintenance Bookings
For fiscal 2009 and 2008, we added subscription and maintenance bookings of $4,783 million and $4,110 million, respectively. Subscription and maintenance bookings for fiscal 2009 were favorably affected by an increase in U.S. renewal bookings compared with the prior year period primarily due to the size and duration of the contracts that were renewed in fiscal 2009, partially offset by an unfavorable variance due to foreign exchange. During fiscal 2009, we renewed a total of 68 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $2,471 million. During fiscal 2008, we renewed a total of 61 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1,396 million. The increase in the dollar value of the agreements in excess of $10 million was primarily attributable to the execution of several large contract extensions with terms of approximately five years in the second quarter, two of which had a combined contract value of approximately $550 million. For fiscal 2009, annualized subscription and maintenance bookings decreased $54 million from the prior year period to $1,325 million. The weighted average subscription and maintenance license agreement duration in years increased to 3.61 for fiscal 2009 compared with 2.98 for fiscal 2008 due to an increase in the number and dollar values of contracts executed with contract terms longer than historical averages. Although each contract is subject to terms negotiated by the respective parties, management does not currently expect the duration of contracts to increase materially beyond historical levels.
For fiscal 2008 and 2007, we added subscription and maintenance bookings of $4,110 million and $3,610 million, respectively. Bookings for fiscal 2008 were favorably affected by growth in sales of new products and services, continued improvement in the management of contract renewals, and an increase in the number and dollar amounts of large contracts during the fiscal year. During fiscal 2008, we renewed a total of 61 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1,396 million. During fiscal 2007, we renewed 42 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1,142 million. For fiscal 2008, annualized subscription and maintenance bookings increased $151 million from the prior year period to $1,379 million.
Professional Services
Professional services revenue primarily includes product implementation, customer training and customer education. The revenue decrease for fiscal 2009 compared with fiscal 2008 was primarily due to our concerted efforts to reduce the number of low margin service contracts in all regions, revenue decreases from customer delays in signing professional service contracts due to the difficult economic environment and revenue decreases in the APJ region, which was due to our decision to stop providing professional services in certain markets in conjunction with our change in that region from a direct to an indirect sales model.
The increase in professional services revenue for fiscal 2008 compared with fiscal 2007 was driven primarily by growth in the volume of Project and Portfolio Management, Identity and Access Management and Service Management implementation projects in fiscal 2008.
Software Fees and Other
Software fees and other revenue primarily consists of revenue that is recognized on an up-front basis as required by SOP 97-2. This includes revenue generated through transactions with distribution and original equipment manufacturer channel partners (sometimes referred to as our “indirect” or “channel” revenue) and certain revenue associated with new or acquired products sold on an up-front basis. Also included is financing fee revenue, which results from the discounting of product sales recognized on an up-front basis with extended payment terms to present value. Revenue recognized on an up-front basis results in higher revenue for the current period than if the same revenue had been recognized ratably under our subscription model.
For fiscal 2009, software fees and other revenue increased from fiscal 2008 primarily due to an $11 million increase in our indirect business revenue and $5 million due to the license agreement we entered into with Rocket Software, Inc. (Rocket). These increases were partially offset by lower financing fees and other revenues. Refer to Note 8 “Commitments and Contingencies” for additional information relating to the Rocket agreement.
For fiscal 2008, software fees and other revenue slightly decreased compared with fiscal 2007 due to lower financing fee revenue due to the decrease in the remaining number of contracts from the prior business model with extended payment terms, which was partially offset by revenue increases in our indirect business.
Total Revenue by Geography
The following table presents the amount of revenue earned from sales to unaffiliated customers in the United States and international regions and corresponding percentage changes for fiscal 2009, 2008 and 2007.

	Fiscal 2009					Fiscal 2008
	Compared with					Compared with
	Fiscal 2008					Fiscal 2007
	(dollars in millions)
		%		%			%		%
	2009	of Total	2008	of Total	% Change	2008	of Total	2007	of Total	% Change
United States	$2,291	54%	$2,217	52%	3%	$2,217	52%	$2,131	54%	4%
International	1,980	46%	2,060	48%	(4)%	2,060	48%	1,812	46%	14%

	$4,271	100%	$4,277	100%	—%	$4,277	100%	$3,943	100%	8%
U.S. revenue increased in fiscal 2009 compared with fiscal 2008 primarily due to growth from higher subscription revenue resulting from subscription agreements executed in prior periods. International revenue decreased in fiscal 2009 compared with fiscal 2008 partially due to the unfavorable impacts from foreign exchange of $35 million as well as a $37 million revenue decrease in the APJ region, which was mostly due to our decision to stop providing professional services in certain markets in conjunction with our change in that region from a direct to indirect sales model.
U.S. revenue increased in fiscal 2008 compared with fiscal 2007 primarily due to growth from higher subscription revenue resulting from subscription agreements executed in prior periods. International revenue increased in fiscal 2008 compared with fiscal 2007 principally due to the favorable impacts from foreign exchange of $165 million as well as higher subscription revenue associated with an increase in deferred subscription value from contracts executed in prior periods, particularly in Europe.
Price changes do not have a material impact on revenue in a given period as a result of our ratable subscription model.
Expenses
Effective with the filing of the first quarter fiscal 2009 Quarterly Report on Form 10-Q, we refined the classification of certain costs reported on our Consolidated Statement of Operations to better reflect the allocation of various expenses and to better align our reported financial statements with our internal view of our business performance. This refinement increased the amounts reported for fiscal 2008 in the costs of licensing and maintenance, cost of professional services, selling and marketing, and product development and enhancements line items by $5 million, $18 million, $69 million and $10 million, respectively, and decreased the amount reported in general and administrative by $102 million. This refinement increased the amounts reported for fiscal 2007 in the costs of licensing and maintenance, cost of professional services, selling and marketing, and product development and enhancements line items by $6 million, $7 million, $71 million and $13 million, respectively, and decreased the amount reported in general and administrative by $97 million. Total expenses before income taxes and net income were not affected by these reclassifications.
The overall declines in operating expenses for fiscal 2009 compared with fiscal 2008 and for fiscal 2008 compared with fiscal 2007 were primarily due to improved cost management and increased operating efficiencies, including personnel and other savings realized from the fiscal 2007 cost reduction and restructuring plan (fiscal 2007 restructuring plan). In addition there was a favorable impact from foreign exchange of $35 million for fiscal 2009 compared with fiscal 2008 and an unfavorable impact from foreign exchange of $111 million for fiscal 2008 compared with fiscal 2007.

Costs of Licensing and Maintenance
Costs of licensing and maintenance include technical support, royalties, and other manufacturing and distribution costs. The increase in costs of licensing and maintenance for fiscal 2009 compared with fiscal 2008 was primarily due to the strategic partnership agreement that we signed with an outside third party relating to our Internet Security business during the fourth quarter of fiscal 2008, under which fees are paid based on sales volumes. Prior to this strategic partnership, the development costs relating to this business were included in product development and enhancements. These increases in costs of licensing and maintenance were partially offset by decreases in product support expenses.
The increases in costs of licensing and maintenance for fiscal 2008 compared with fiscal 2007 was primarily due to increased technical support costs for enhanced support agreements we sell to our customers.
Cost of Professional Services
Cost of professional services consists primarily of our personnel-related costs associated with providing professional services and training to customers. The decrease in cost of professional services for fiscal 2009 compared with fiscal 2008 was primarily due to a reduced use of external consultants, reduced personnel costs and our effort to reduce the number of low margin service contracts which resulted in cost reductions due to lower sales volume and margin improvements. As a result of the decreased costs of professional services, the margins on professional services revenue improved to 14% for fiscal 2009 compared with 4% for fiscal 2008.
For fiscal 2008, cost of professional services increased compared with fiscal 2007 primarily due to the growth in professional services provided. Fiscal 2008 margins on professional services revenue were 4%, which represented a slight decrease from fiscal 2007.
Amortization of Capitalized Software Costs
Amortization of capitalized software costs consists of the amortization of both purchased software and internally generated capitalized software development costs. Internally generated capitalized software development costs relate to new products and significant enhancements to existing software products that have reached the technological feasibility stage.
The slight increase in amortization of capitalized software costs in fiscal 2009 from fiscal 2008 was principally due to the amount of projects that have reached technological feasibility and were capitalized during fiscal 2009 and fiscal 2008.
The decline in amortization of capitalized software costs from fiscal 2007 to fiscal 2008 was principally due to the full amortization of certain capitalized software costs related to prior acquisitions.
Selling and Marketing
Selling and marketing expenses include the costs relating to our sales force, costs relating to our channel partners, corporate and business marketing costs and our customer training programs. Including a $15 million decrease due to foreign exchange, the decline in selling and marketing expenses for fiscal 2009 compared with fiscal 2008 was primarily due to decreases in personnel costs of $48 million, promotion expenses of $26 million, office and IT costs of $14 million and external consulting costs of $11 million. Including a $53 million increase due to foreign exchange, the decline in selling and marketing expenses for fiscal 2008 compared with fiscal 2007 was primarily due to reduced personnel and office costs of $11 million, mostly due to savings realized in connection with the fiscal 2007 restructuring plan partially offset by higher sales commissions that resulted from an increase in the aggregate value of contracts executed during the year. For additional information regarding the fiscal 2007 restructuring plan, refer to Note 3, “Restructuring and Other,” in the Notes to the Consolidated Financial Statements.
General and Administrative
General and administrative expenses include the costs of corporate and support functions, including our executive leadership and administration groups, finance, legal, human resources, corporate communications and other costs, such as provisions for doubtful accounts. Including a $4 million decrease due to foreign exchange, general and administrative costs decreased in fiscal 2009 compared with fiscal 2008 primarily due to lower office and IT costs of $28 million, lower personnel-related expenses of $16 million, lower external consulting costs of $18 million and a reduction in bad debt expenses of $9 million, partially offset by a $12 million reduction in general and administrative expenses we recorded in fiscal 2008 due to obligations from prior period acquisitions that were settled for amounts less than originally estimated that did not recur in fiscal 2009 (refer to Note 2, “Acquisitions and Divestitures,” in the Notes to the Consolidated Financial Statements for additional information).
Including a $3 million increase due to foreign exchange, general and administrative costs decreased in fiscal 2008 compared with fiscal 2007 primarily due to lower personnel-related expenses and consulting costs of $42 million. In fiscal 2008, we increased our provision for doubtful accounts by $19 million, compared with fiscal 2007. In fiscal 2008, we recorded a $12 million expense reduction due to obligations from prior period acquisitions that were settled for amounts less than originally estimated (refer to Note 2, “Acquisitions and Divestitures,” in the Notes to the Consolidated Financial Statements for additional information).
Product Development and Enhancements
For fiscal 2009, fiscal 2008 and fiscal 2007, product development and enhancements expenses represented approximately 11%, 12% and 14% of total revenue, respectively. Expenses declined during fiscal 2009 as compared with fiscal 2008 primarily due to the strategic partnership agreement signed relating to the development of products associated with our Internet Security business and increased capitalization of internally developed software, partially offset by higher personnel costs. The year-over-year decline in product development and enhancements in fiscal 2008 compared with fiscal 2007 was principally due to a continued focus on transferring development to lower cost regions and savings realized from restructuring activities.
Depreciation and Amortization of Other Intangible Assets
The decrease in depreciation and amortization of other intangible assets for fiscal 2009 compared with fiscal 2008 was primarily due to decreased amortization costs of intangible assets relating to prior period acquisitions.
The increase in depreciation and amortization of other intangible assets for fiscal 2008 as compared with fiscal 2007 was primarily due to the amortization of intangibles recognized in conjunction with prior year acquisitions and costs capitalized in connection with our continued investment in our enterprise resource planning system.
Other (Gains) Expenses, Net
Gains and losses attributable to divestitures of certain assets, certain foreign currency exchange rate fluctuations, and certain other infrequent events have been included in the “Other (gains) expenses, net” line item in the Consolidated Statements of Operations. The components of “Other (gains) expenses, net” are as follows:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
(Gains) expenses attributable to divestitures of certain assets and other items	$(5)	$1	$(17)
Fluctuations in foreign currency exchange rates	(11)	(28)	—
Expenses attributable to litigation claims and settlements	15	33	4

Total	$(1)	$6	$(13)

In fiscal 2009, we recorded net foreign exchange gains of $11 million. The foreign exchange amounts recorded in fiscal 2009 included net gains of $77 million associated with derivative foreign exchange contracts, which we use to mitigate our operating risks and exposures to foreign currency exchange rates. These gains were mostly offset by foreign exchange losses from other operating activities due to the strengthening of the U.S. dollar against other currencies in which we conduct our operations. During the third quarter of fiscal 2009, we recognized a gain of $5 million associated with our repurchase of $148 million principal amount of our 4.750% Senior Notes due 2009. For additional information, refer to Note 1, “Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements.
For fiscal 2008, we incurred expenses associated with litigation claims of $33 million. Included in the expenses for litigation claims was a charge of $14 million representing the present value of the obligation to pay additional amounts in connection with a settlement agreement on our Senior Notes due in 2014 (refer to the discussion of the Fiscal 2005 Senior Notes in the “Liquidity and Capital Resources” section of this MD&A for additional information).
Restructuring and Other
In August 2006, we announced the fiscal 2007 restructuring plan to significantly improve our expense structure and increase our competitiveness. The objectives of the fiscal 2007 restructuring plan included a workforce reduction, global facilities consolidations and other cost reduction initiatives. The total cost of the fiscal 2007 restructuring plan was initially expected to be $200 million.
In April 2008, the objectives of the plan were expanded to include additional workforce reductions, global facilities consolidations and other cost reduction initiatives with expected additional costs of $75 million to $100 million, bringing the total pre-tax restructuring charges for the fiscal 2007 restructuring plan to $275 million to $300 million.
On March 31, 2009, our Board of Directors approved additional cost reduction and restructuring actions relating to the fiscal 2007 restructuring plan. The objectives were expanded to now include (1) an additional workforce reduction of 300 to bring the total to 3,100 positions since the inception of the fiscal 2007 restructuring plan, (2) additional global facilities consolidations and (3) additional other cost reduction initiatives. These additional charges of $45 million bring the total expected pre-tax restructuring charges for the fiscal 2007 restructuring plan to $345 million, $340 million of which was incurred by the end of fiscal 2009. Refer to Note 3, “Restructuring and Other” in the Notes to the Consolidated Financial Statements for additional information.
For fiscal 2009 and 2008, we incurred expenses of $96 million and $97 million, respectively, primarily related to severance and lease abandonment and termination costs under the fiscal 2007 restructuring plan, of which $116 million remains unpaid as of March 31, 2009. The severance portion of the remaining liability balance is included in “Salaries, wages and commissions” line on the Consolidated Balance Sheets. The facilities abandonment portion of the remaining liability balance is included in “Accrued expenses and other current liabilities” and “Other noncurrent liabilities” lines on the Consolidated Balance Sheets. Final payment of these amounts is dependent upon settlement with the works councils in certain international locations and our ability to negotiate lease terminations.
During fiscal 2008, we incurred $12 million in legal fees in connection with matters under review by the Special Litigation Committee, composed of independent members of the Board of Directors (refer to Note 8, “Commitments and Contingencies” in the Notes to the Consolidated Financial Statements for additional information). During fiscal 2009 and fiscal 2008, we recorded impairment charges of $5 million and $6 million, respectively, for software that was capitalized for internal use but was determined to be impaired. In the first quarter of fiscal 2008, we incurred $4 million expense related to a loss on the sale of an investment in marketable securities associated with the closure of an international location.
Charge for In-Process Research and Development Costs
For fiscal 2007, the charge for in-process research and development costs of $10 million was associated with the acquisition of XOsoft, Inc.
Interest Expense, Net
The decrease in interest expense, net, for fiscal 2009 compared with fiscal 2008 was primarily due to decreased interest expenses as a result of the repayment of the $350 million 6.500% Senior Notes due April 2008 (the fiscal 1999 Senior Notes) and partial repurchase of our 4.750% Senior Notes due December 2009.
The decrease in interest expense, net, for fiscal 2008 compared with fiscal 2007 was primarily due to an increase in interest earned on higher average cash balances during the year.
Refer to the “Liquidity and Capital Resources” section of this MD&A and Note 7, “Debt,” in the Notes to the Consolidated Financial Statements, for additional information.

Income Taxes
Our effective tax rate from continuing operations was approximately 37%, 38%, and 17%, for fiscal years 2009, 2008 and 2007, respectively. Refer to Note 9, “Income Taxes,” in the Notes to the Consolidated Financial Statements for additional information.
The income tax provision recorded for fiscal 2009 includes a net charge of $22 million, which is primarily attributable to adjustments to uncertain tax positions (including certain refinements of amounts ascribed to tax positions taken in prior periods), partially offset by the reinstatement of the U.S. Research and Development Tax Credit and the settlement of a U.S. federal income tax audit for the fiscal years 2001 through 2004. As a result of this settlement, during the first quarter of fiscal year 2009, we recognized a tax benefit of $11 million and a reduction of goodwill by $10 million.
The income tax provision recorded for fiscal 2008 included charges of $26 million associated with certain corporate income tax rate reductions enacted in various non-US tax jurisdictions (with corresponding impacts on our net deferred tax assets). As enacted income tax rates decline, the future value of the deferred tax assets declines, giving rise to a charge through the corporate income tax provision in the current period. Accordingly, deferred tax assets were adjusted to reflect the enacted rates in effect when the temporary items are expected to reverse.
The income tax provision for fiscal 2007 included benefits of $23 million, primarily arising from the resolution of certain international and U.S. federal tax liabilities.
No provision has been made for U.S. federal income taxes on the remaining balance of the unremitted earnings of our foreign subsidiaries since we plan to permanently reinvest all such earnings outside the U.S. Unremitted earnings totaled $1,349 million and $1,110 million as of March 31, 2009 and 2008, respectively. It is not practicable to determine the amount of the tax associated with such unremitted earnings.
Refer to Note 9, “Income Taxes” for additional information.

Selected Quarterly Information (updated)

Fiscal 2009 Quarter Ended	June 30	Sept. 30	Dec. 31	Mar. 31	Total
	(in millions, except per share and percentage amounts)
Revenue	$1,087	$1,107	$1,042	$1,035	$4,271
Percentage of annual revenue	26%	26%	24%	24%	100%
Cost of licensing and maintenance	$75	$80	$70	$73	$298
Cost of professional services	$79	$84	$76	$68	$307
Amortization of capitalized software costs	$31	$29	$31	$34	$125
Net income(1)	$196	$202	$208	$65	$671
Basic income per share	$0.38	$0.39	$0.40	$0.13	$1.29
Diluted income per share	$0.37	$0.39	$0.39	$0.13	$1.29

Fiscal 2008 Quarter Ended	June 30	Sept. 30	Dec. 31	Mar. 31	Total
	(in millions, except per share and percentage amounts)
Revenue	$1,025	$1,067	$1,100	$1,085	$4,277
Percentage of annual revenue	24%	25%	26%	25%	100%
Cost of licensing and maintenance	$66	$69	$64	$73	$272
Cost of professional services	$95	$91	$92	$90	$368
Amortization of capitalized software costs	$29	$29	$29	$30	$117
Net income(2)	$125	$131	$158	$65	$479
Basic income per share	$0.24	$0.25	$0.31	$0.13	$0.92
Diluted income per share	$0.23	$0.25	$0.30	$0.13	$0.92

(1)	Includes after-tax charges of $1 million, $1 million, $0 million and $58 million for severance and other expenses in connection with a restructuring plan for the quarters ended June 30, September 30, December 31, and March 31, respectively. Refer to “Restructuring and Other” within the Results of Operations section of this MD&A for additional information. Also includes a net charge of $16 million from certain tax items and $25 million ascribed to refinements of tax positions taken in prior periods, recorded during the quarter ended March 31, 2009.

(2)	Includes after-tax charges of $4 million, $7 million, $7 million and $43 million for severance and other expenses in connection with a restructuring plan for the quarters ended June 30, September 30, December 31, and March 31, respectively. Refer to “Restructuring and Other” within the Results of Operations section of this MD&A for additional information.
Liquidity and Capital Resources
Our cash and cash equivalents balances are held in numerous locations throughout the world, with 50% residing outside the United States at March 31, 2009. Cash and cash equivalents totaled $2,712 million as of March 31, 2009, representing a decrease of $83 million from the March 31, 2008 balance of $2,795 million, primarily due to the repayment of the $350 million principal amount of our 6.500% Senior Notes due April 2008 that was due and payable during the first quarter of fiscal 2009 and the partial repurchase of $324 million principal amount of our 4.750% Senior Notes due December 2009 during the second half of fiscal 2009 (refer to Debt Arrangements below for additional information). As of March 31, 2009 compared with March 31, 2008, cash and cash equivalents decreased $252 million due to the unfavorable translation effect that foreign currency exchange rates had on cash held outside the United States in currencies other than the U.S. dollar.
On October 29, 2008, our Board of Directors approved a stock repurchase program that authorizes us to acquire up to $250 million of our common stock. During the third quarter of fiscal 2009, we paid $4 million to repurchase 0.3 million of our common shares at an average price of $15.84. As of March 31, 2009, we remain authorized to purchase an aggregate amount of up to $246 million of additional shares of common stock under our existing stock repurchase program. We will fund the program with available cash on hand and may repurchase shares on the open market from time to time based on market conditions and other factors.

Sources and Uses of Cash
Cash generated by operating activities, which represents our primary source of liquidity, increased $109 million in fiscal 2009 to $1,212 million from $1,103 million in fiscal 2008. For fiscal 2009, accounts receivable decreased by $199 million, compared with a decline in the comparable prior year period of $111 million. For fiscal 2009, accounts payable, accrued expenses and other liabilities decreased $99 million compared with a decrease in the comparable prior year period of $95 million.
Under our subscription and maintenance agreements, customers generally make installment payments over the term of the agreement, often with one payment due at contract execution, for the right to use our software products and receive product support, software fixes and new products when available. The timing and actual amounts of cash received from committed customer installment payments under any specific agreement can be affected by several factors, including the time value of money and the customer’s credit rating. Often, the amount received is the result of direct negotiations with the customer when establishing pricing and payment terms. In certain instances, the customer negotiates a price for a single installment payment and seeks its own internal or external financing sources. In other instances, we may assist the customer by arranging financing on their behalf through a third party financial institution. Alternatively, we may decide to transfer our rights to the future committed installment payments due under the license agreement to a third party financial institution in exchange for a cash payment. Once transferred, the future committed installments are payable by the customer to the third party financial institution. Whether the future committed installments have been financed directly by the customer with our assistance or by the transfer of our rights to future committed installments to a third party, such financing agreements may contain limited recourse provisions with respect to our continued performance under the license agreements. Based on our historical experience, we believe that any liability that we may incur as a result of these limited recourse provisions will be immaterial.
Amounts billed or collected as a result of a single installment for the entire contract value, or a substantial portion of the contract value, rather than being invoiced and collected over the life of the license agreement are reflected in the liability section of the Consolidated Balance Sheets as “Deferred revenue (billed or collected).” Amounts received from either the customer or a third-party financial institution in the current period that are attributable to later years of a license agreement have a positive impact on billings and cash provided by operating activities. Accordingly, to the extent such collections are attributable to the later years of a license agreement, billings and cash provided by operating activities during the license’s later years will be lower than if the payments were received over the license term. We are unable to predict with certainty the amount of cash to be collected from single installments for the entire contract value, or a substantial portion of the contract value, under new or renewed license agreements to be executed in future periods.
For fiscal 2009, gross receipts related to single installments for the entire contract value, or a substantial portion of the contract value, were $526 million, compared with $641 million in fiscal 2008. These amounts include transactions financed through third parties of $98 million and $257 million for fiscal 2009 and fiscal 2008, respectively.
In any fiscal year, cash provided by continuing operating activities typically increases in each consecutive quarter throughout the fiscal year in accordance with our bookings cycle, with the fourth quarter being the highest and the first quarter being the lowest. The timing of net cash provided by operating activities during the fiscal year is also affected by many other factors, including the timing of any customer financing or transfer of our interest in such contractual installments and the level and timing of expenditures.
In any quarter, we may receive payments in advance of the contractually committed date on which the payments were otherwise due. In limited circumstances, we may offer discounts to customers to ensure payment in the current period of invoices that have been billed, but might not otherwise be paid until a subsequent period because of payment terms or other factors. Historically, any such discounts have not been material.
Our estimate of the fair value of net installment accounts receivable recorded under the prior business model approximates carrying value. Amounts due from customers under our current business model are offset by deferred revenue related to these license agreements, leaving no or minimal net carrying value for such amounts. The fair value of such amounts may exceed, equal, or be less than this carrying value but cannot be practically assessed since there is no existing market for a pool of customer receivables with contractual commitments similar to those owned by us. The actual fair value may not be known until these amounts are sold, securitized or collected. Although these customer license agreements commit the customer to payment under a fixed schedule, to the extent amounts are not yet due and payable by the customer, the agreements are considered executory in nature due to our ongoing commitment to provide maintenance and unspecified future software products as part of the agreement terms.
We can estimate the total amounts to be billed from committed contracts, referred to as our billings backlog, and the total amount to be recognized as revenue from committed contracts, referred to as our revenue backlog. The aggregate amounts of our billings backlog and trade and installment receivables already reflected on our Consolidated Balance Sheets represent the amounts we expect to collect in the future from committed contracts.

	March 31,	March 31,
	2009	2008
	(in millions)	(in millions)

Billings Backlog:
Amounts to be billed — current	$1,719	$1,716
Amounts to be billed — noncurrent	2,228	1,442

Total billings backlog	$3,947	$3,158

Revenue Backlog:
Revenue to be recognized within the next 12 months — current	$3,295	$3,478
Revenue to be recognized beyond the next 12 months — noncurrent	4,083	3,380

Total revenue backlog	$7,378	$6,858

Deferred revenue (billed or collected)	$3,431	$3,700
Total billings backlog	3,947	3,158

Total revenue backlog	$7,378	$6,858

Note:     Revenue Backlog includes deferred subscription, maintenance and professional services revenue
We can also estimate the total cash to be collected in the future from committed contracts, referred to as our “Expected future cash collections” by adding the total billings backlog to the current and noncurrent Trade and Installment Accounts Receivable from our balance sheet.

	March 31,	March 31,
	2009	2008
	(in millions)	(in millions)
Expected future cash collections:
Total billings backlog	$3,947	$3,158
Trade and installment accounts receivable — current, net	839	970
Installment accounts receivable — noncurrent, net	128	234

Total expected future cash collections	$4,914	$4,362

The increases in our revenue and billings backlogs as well as our expected future cash collections were driven by increased bookings value and the increased duration associated with those bookings. Revenue to be recognized in the next 12 months decreased 5% at March 31, 2009 as compared with March 31, 2008 mostly due to the negative effect of foreign exchange. Excluding the effect of foreign exchange, revenue to be recognized in the next 12 months increased by 3% at March 31, 2009 as compared with March 31, 2008. In any fiscal year, cash provided by operating activities has typically increased in each consecutive quarter throughout the fiscal year, with the fourth quarter being the highest and the first quarter being the lowest. The timing of cash provided by operating activities during the fiscal year is affected by many factors, including the timing of new or renewed contracts and the associated billings, as well as the timing of any customer financing or transfer of our interests in contractual installments. Other factors that influence the levels of cash generated throughout the quarter can include the level and timing of expenditures.
Unbilled amounts under our business model are mostly collectible over one to five years. As of March 31, 2009, on a cumulative basis, 44%, 72%, 86%, 96%, and 100% of amounts due from customers recorded under our business model come due within fiscal 2010 through 2014, respectively.
Remaining unbilled amounts under the prior business model are collectible over one to three years. As of March 31, 2009, on a cumulative basis, 45%, 81% and 100% of amounts due from customers recorded under the prior business model come due within fiscal 2010 through 2012, respectively.
Cash Generated by Operating Activities

	Year Ended March 31,			$ Change
				2009 /	2008 /
	2009	2008	2007	2008	2007
			(in millions)
Cash collections from billings(1)	$4,735	$4,960	$4,860	$(225)	$100
Vendor disbursements and payroll(1)	(3,112)	(3,324)	(3,400)	212	76
Income tax payments	(351)	(374)	(296)	23	(78)
Other disbursements, net(2)	(60)	(159)	(96)	99	(63)

Cash generated by operating Activities	$1,212	$1,103	$1,068	$109	$35

(1)	Amounts include VAT and sales taxes.

(2)	Amounts include interest, restructuring and miscellaneous receipts and disbursements.
Fiscal 2009 Compared with Fiscal 2008
Operating Activities:
Cash generated by continuing operating activities for fiscal 2009 was $1,212 million, representing an increase of $109 million compared with fiscal 2008. The increase was primarily due to a reduction of $212 million in vendor disbursements and payroll due to increased operating efficiencies and $78 million received from settlements of derivative contracts primarily resulting from the strengthening of the U.S. dollar against the euro. The amounts received from the settlements of derivative contracts were mostly offset by the reduced value in dollars of net cash received due to foreign exchange movements. These increases were partially offset by a $225 million decrease in cash collections from billings, mostly due to a $115 million decrease in single installment payments.
Investing Activities:
Cash used in investing activities for fiscal 2009 was $284 million compared with $219 million for fiscal 2008. Increases in cash paid for acquisitions, net of cash acquired, and capitalized software development costs of $49 million and $17 million, respectively, were partially offset by reduced purchases of property and equipment of $34 million and a $27 million reduction due to proceeds from a sale-leaseback transaction that were realized in fiscal 2008 that did not recur in fiscal 2009.
Financing Activities:
Cash used in financing activities for fiscal 2009 was $759 million compared with $572 million in fiscal 2008. The increase in cash used in financing activities was primarily due to the partial repayment of $324 million principal amount of our 4.750% Senior Notes due 2009 during the second half of fiscal 2009. In addition, during the first quarter of fiscal 2009, we repaid the $350 million 6.500% Senior Notes that was due and payable at that time. Refer to “Debt Arrangements” below for additional information concerning our outstanding debt balances at March 31, 2009. Partially offsetting the debt repayments in fiscal 2009 was a decrease in common stock repurchases. During fiscal 2009, we repurchased $4 million of our own common stock, compared with $500 million in fiscal 2008.

Fiscal 2008 Compared with Fiscal 2007
Operating Activities:
Cash generated by continuing operating activities for fiscal 2008 was $1,103 million, representing an increase of $35 million compared with fiscal 2007. The increase was driven primarily by higher collections of $100 million, including an increase of $64 million from single installment receipts, and lower disbursements to vendors and lower payroll related disbursements of $76 million. These amounts were partly offset by higher cash payments for income taxes and interest payments.
Investing Activities:
Cash used in investing activities for fiscal 2008 was $219 million compared with $202 million for fiscal 2007. Cash paid for acquisitions, net of cash acquired, was $27 million for fiscal 2008 compared with $212 million for fiscal 2007. Proceeds from the sale of assets were $46 million for fiscal 2008, compared with $223 million in fiscal 2007, which included proceeds on the sale-leaseback of our corporate headquarters in Islandia, New York of $201 million. In fiscal 2008, we had net purchases of marketable securities of $3 million compared with proceeds from sales of marketable securities in fiscal 2007 of $44 million.
Financing Activities:
Cash used in financing activities for fiscal 2008 was $572 million compared with $515 million in fiscal 2007. During fiscal 2008, we repurchased $500 million of our own common stock, compared with $1,216 million in fiscal 2007. Partially offsetting the share repurchases in fiscal 2007 was an increase in borrowings of $750 million under our 2004 Revolving Credit Facility. In the second quarter of fiscal 2008, we repaid our 2004 Revolving Credit Facility with proceeds from our 2008 Revolving Credit Facility. During fiscal 2008, we paid dividends of $82 million, compared with $88 million in fiscal 2007.
As of March 31, 2009 and 2008, our debt arrangements consisted of the following:

	March 31, 2009		March 31, 2008
	Maximum	Outstanding	Maximum	Outstanding
	Available	Balance	Available	Balance
	(in millions)
Debt Arrangements:
2008 Revolving Credit Facility (expires August 2012)	$1,000	$750	$1,000	$750
6.500% Senior Notes due April 2008	—	—	—	350
1.625% Convertible Senior Notes due December 2009, net of debt amortization amount of $29 million and $66 million, respectively	—	431	—	394
4.750% Senior Notes due December 2009	—	176	—	500
6.125% Senior Notes due December 2014	—	500	—	500
International line of credit	25	—	25	—
Capital lease obligations and other	—	51	—	22

Total		$1,908		$2,516

As of March 31, 2009, we had $1,908 million in debt and $2,712 million in cash and cash equivalents. Our net cash surplus position, cash in excess of debt, was $804 million.
Additionally, we reported restricted cash balances of $56 million and $62 million as of March 31, 2009 and 2008, respectively, which were included in the “Other noncurrent assets, net” line item.
2008 Revolving Credit Facility
In August 2007, we entered into the 2008 Revolving Credit Facility. The maximum committed amount available under the 2008 Revolving Credit Facility is $1 billion, exclusive of incremental credit increases of up to an additional $500 million, which are available subject to certain conditions and the agreement of our lenders. The 2008 Revolving Credit Facility replaces the prior $1 billion 2004 Revolving Credit Facility, which was due to expire on December 2, 2008. The 2004 Revolving Credit Facility was terminated effective August 29, 2007, at which time outstanding borrowings of $750 million were repaid and simultaneously re-borrowed under the 2008 Revolving Credit Facility. The 2008 Revolving Credit

Facility expires on August 29, 2012. As of March 31, 2009 and 2008, $750 million was drawn down under the 2008 Revolving Credit Facility.
Borrowings under the 2008 Revolving Credit Facility bear interest at a rate dependent on our credit ratings at the time of such borrowings and are calculated according to a base rate or a Eurocurrency rate, as the case may be, plus an applicable margin and utilization fee. The applicable margin for a base rate borrowing is 0% and, depending on our credit rating, the applicable margin for a Eurocurrency borrowing ranges from 0.27% to 0.875%. Also, depending on our credit rating at the time of the borrowing, the utilization fee can range from 0.1% to 0.25% for borrowings over 50% of the total commitment. At our credit ratings as of March 31, 2009, the applicable margin was 0% for a base rate borrowing and 0.425% for a Eurocurrency borrowing, and the utilization fee was 0.1%. As of March 31, 2009, the weighted average interest rate on our outstanding borrowings was 1.95%. In addition, we must pay facility commitment fees quarterly at rates dependent on our credit ratings. The facility commitment fees can range from 0.08% to 0.375% of the final allocated amount of each Lender’s full revolving credit commitment (without taking into account any outstanding borrowings under such commitments). Based on our credit ratings as of March 31, 2009, the facility commitment fee was 0.125% of the $1 billion committed amount.
The 2008 Revolving Credit Facility contains customary covenants for transactions of this type, including two financial covenants: (i) for the 12 months ending each quarter-end, the ratio of consolidated debt for borrowed money to consolidated cash flow, each as defined in the 2008 Revolving Credit Facility, must not exceed 4.00 to 1.00; and (ii) for the 12 months ending each quarter-end, the ratio of consolidated cash flow to the sum of interest payable on, and amortization of debt discount in respect of, all consolidated debt for borrowed money, as defined in the 2008 Revolving Credit Facility, must not be less than 5.00 to 1.00. In addition, as a condition precedent to each borrowing made under the 2008 Revolving Credit Facility, as of the date of such borrowing, (i) no event of default shall have occurred and be continuing and (ii) we are to reaffirm that the representations and warranties made by us in the 2008 Revolving Credit Facility (other than the representation with respect to material adverse changes, but including the representation regarding the absence of certain material litigation) are correct. As of March 31, 2009, we are in compliance with these debt covenants.
6.500% Senior Notes
In fiscal 1999, we issued $1,750 million of unsecured 6.500% Senior Notes in a transaction pursuant to Rule 144A under the Securities Act of 1933 (Rule 144A). In the first quarter of fiscal 2009, we paid the $350 million 6.500% Senior Notes that was due and payable at that time. Subsequent to this scheduled payment, there were no further amounts due under this issuance.
1.625% Convertible Senior Notes
In fiscal 2003, we issued $460 million of unsecured 1.625% Convertible Senior Notes (1.625% Notes) due December 2009, in a transaction pursuant to Rule 144A. The 1.625% Notes are senior unsecured indebtedness and rank equally with all existing senior unsecured indebtedness. See footnote 1(e) to the Consolidated Financial Statements for discussion of a change in accounting for these notes. Concurrent with the issuance of the 1.625% Notes, we entered into call spread repurchase option transactions (1.625% Notes Call Spread) to partially mitigate potential dilution from conversion of the 1.625% Notes. The option purchase price of the 1.625% Notes Call Spread was $73 million and the entire purchase price was charged to stockholders’ equity in December 2002. Under the terms of the 1.625% Notes Call Spread, we can elect to receive (i) outstanding shares equivalent to the number of shares that will be issued if all of the 1.625% Notes are converted into shares (23 million shares) upon payment of an exercise price of $20.04 per share (aggregate price of $460 million); or (ii) a net cash settlement, net share settlement or a combination, whereby we will receive cash or shares equal to the increase in the market value of the 23 million shares from the aggregate value at the $20.04 exercise price (aggregate price of $460 million), subject to the upper limit of $30.00 discussed below. The 1.625% Notes Call Spread is designed to partially mitigate the potential dilution from conversion of the 1.625% Notes, depending upon the market price of our common stock at such time. The 1.625% Notes Call Spread can be exercised in December 2009 at an exercise price of $20.04 per share. To limit the cost of the 1.625% Notes Call Spread, an upper limit of $30.00 per share has been set, such that if the price of the common stock is above that limit at the time of exercise, the number of shares eligible to be purchased will be proportionately reduced based on the amount by which the common share price exceeds $30.00 at the time of exercise. As of March 31, 2009, the estimated fair value of the 1.625% Notes Call Spread was $34 million, which was based upon valuations from independent third-party financial institutions.

Fiscal Year 2005 Senior Notes
In November 2004, we issued an aggregate of $1 billion of unsecured Senior Notes (collectively, the 2005 Senior Notes) in a transaction pursuant to Rule 144A. We issued $500 million of 4.75%, 5-year notes due December 2009 and $500 million of 5.625%, 10-year notes due December 2014. In December 2007, the 5.625% Senior Notes due December 2014 were renamed the 6.125% Senior Notes due December 2014 (see below for additional information).
4.750% Senior Notes due December 2009: During the fourth quarter of fiscal 2009, we completed a tender offer to repay a portion of our 4.750% Senior Notes due December 1, 2009, under which we repaid $176 million of the aggregate principal amount of the notes, exclusive of accrued interest. During the third quarter of fiscal 2009, we also repaid $148 million of the aggregate principal amount of our 4.750% Senior Notes due December 2009 on the open market at a price of $143 million in cash, exclusive of accrued interest. As a result of this repayment, we recognized a gain of $5 million in the “Other (gains) expenses, net” line of the Consolidated Statements of Operations in the third quarter. At March 31, 2009, $176 million of our 4.750% Senior Notes remains outstanding.
6.125% Senior Notes due December 2014: On December 21, 2007, the Company, The Bank of New York, and the holders of a majority of the Notes reached a settlement of a lawsuit captioned The Bank of New York v. CA, Inc. et al., filed in the Supreme Court of the State of New York, New York County and executed a First Supplemental Indenture. The First Supplemental Indenture provides, among other things, that we will pay an additional 0.50% per annum interest on the $500 million principal amount of the Notes, with such additional interest beginning to accrue as of December 1, 2007. Pursuant to the Supplemental Indenture, the Notes are now referred to as our 6.125% Senior Notes due 2014. As a result of the settlement in the third quarter of fiscal 2008, we recorded a charge of $14 million, representing the present value of the additional amounts that will be paid. This charge is included in “Other (gains) expenses, net” line item in the Consolidated Statements of Operations. In connection with the settlement, we also entered into an Addendum to Registration Rights Agreement, which confirms that we no longer have any obligations under the original Registration Rights Agreement entered into with respect to the Notes. The settlement became effective upon the signature of the Stipulation of Dismissal with Prejudice by a Justice of the New York Supreme Court on January 3, 2008.
We have the option to redeem the 2005 Senior Notes at any time, at redemption prices equal to the greater of (i) 100% of the aggregate principal amount of the notes of such series being redeemed and (ii) the present value of the principal and interest payable over the life of the 2005 Senior Notes, discounted at a rate equal to 15 basis points and 20 basis points for the 5-year notes and 10-year notes, respectively, over a comparable U.S. Treasury bond yield. The maturity of the 2005 Senior Notes may be accelerated by the holders upon certain events of default, including failure to make payments when due and failure to comply with covenants in the 2005 Senior Notes. The 5-year notes were issued at a price equal to 99.861% of the principal amount and the 10-year notes at a price equal to 99.505% of the principal amount for resale under Rule 144A and Regulation S.
International Line of Credit
An unsecured and uncommitted multi-currency line of credit is available to meet short-term working capital needs for our subsidiaries operating outside the United States. The line of credit is available on an offering basis, meaning that transactions under the line of credit will be on such terms and conditions, including interest rate, maturity, representations, covenants and events of default, as mutually agreed between our subsidiaries and the local bank at the time of each specific transaction. As of March 31, 2009, the amount available under this line totaled approximately $25 million and approximately $6 million was pledged in support of bank guarantees and other local credit lines. Amounts drawn under these facilities as of March 31, 2009 were nominal.
In addition to the above facility, we and our subsidiaries use guarantees and letters of credit issued by financial institutions to guarantee performance on certain contracts. As of March 31, 2009, none of these arrangements had been drawn down by third parties.
Share Repurchases
On October 29, 2008, our Board of Directors approved a stock repurchase program that authorizes us to acquire up to $250 million of our common stock. During the third quarter of fiscal 2009, we paid $4 million to repurchase approximately 0.3 million shares of our common stock at an average price of $15.84. As of March 31, 2009, we remained authorized to purchase an aggregate amount of up to $246 million of additional common shares under our current stock repurchase program.
Dividends
We have paid cash dividends each year since July 1990. For fiscal 2009, 2008 and 2007, we paid annual cash dividends of $0.16 per share, which have been paid out in quarterly installments of $0.04 per share as and when declared by the Board of Directors. Total cash dividends paid was $83 million, $82 million and $88 million for fiscal 2009, fiscal 2008 and fiscal 2007 respectively.
Effect of Exchange Rate Changes
There was a $252 million unfavorable impact to our cash balances in fiscal 2009 predominantly due to the strengthening of the U.S. dollar against the euro, British pound, Australian dollar, Brazilian real and Canadian dollar of 16%, 28%, 24%, 24% and 19%, respectively. In fiscal 2008, we had a favorable $208 million impact to our cash balances, predominantly due to the weakening of the U.S. dollar against the euro, Australian dollar and Canadian dollar of 18%, 13%, and 12%, respectively.
Other Matters
As of March 31, 2009, our senior unsecured notes were rated Ba1, BBB, and BB+ by Moody’s Investors Service (Moody’s), Standard and Poor’s (S&P) and Fitch Ratings (Fitch), respectively. In April 2009, Fitch upgraded our rating to BBB.
As of March 31, 2009, the outlook on these unsecured notes was stable by all three rating agencies. Peak borrowings under all debt facilities during fiscal 2009 totaled $2,582 million, with a weighted average interest rate of 4.47%.
Capital resource requirements as of March 31, 2009 and 2008 consisted of lease obligations for office space, equipment, mortgage and loan obligations, our enterprise resource planning implementation, and amounts due as a result of product and company acquisitions. Refer to “Contractual Obligations and Commitments” for additional information.
We expect that existing cash, cash equivalents, marketable securities, the availability of borrowings under existing and renewable credit lines, and cash expected to be provided from operations will be sufficient to meet our ongoing cash requirements.
We expect to use existing cash balances and future cash generated from operations to fund capital spending, including our continued investment in our enterprise resource planning implementation, future acquisitions and financing activities, such as the repayment of our debt balances either before or as they mature, the payment of dividends, and the repurchase of shares of common stock in accordance with any plans approved by our Board of Directors.
We conduct an ongoing review of our capital structure and debt obligations as part of our risk management strategy. The fair value of our current and long term portions of debt, excluding the 2008 Revolving Credit Facility and Capital lease obligations and other, was approximately $1,130 million and $1,885 million as of March 31, 2009 and 2008, respectively. The fair value of long-term debt is based on quoted market prices. See also Note 1, “Significant Accounting Policies.”
Off-Balance Sheet Arrangements
Prior to fiscal 2001, we sold individual accounts receivable to a third party subject to certain recourse provisions. The outstanding principal balance subject to recourse of these receivables approximated $38 million and $81 million as of March 31, 2009 and 2008, respectively. As of March 31, 2009, we have established a liability for the fair value of the recourse provision of $2 million associated with these receivables.
Other than the commitments and recourse provisions described above, we do not have any other off-balance sheet arrangements with unconsolidated entities or related parties and, accordingly, off-balance sheet risks to our liquidity and capital resources from unconsolidated entities are limited.

Contractual Obligations and Commitments
We have commitments under certain contractual arrangements to make future payments for goods and services. These contractual arrangements secure the rights to various assets and services to be used in the future in the normal course of business. For example, we are contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and related obligations pertaining to such contractual arrangements are not reported as assets or liabilities on our Consolidated Balance Sheets. We expect to fund these contractual arrangements with cash generated from operations in the normal course of business.
The following table summarizes our contractual arrangements as of March 31, 2009 and the timing and effect that such commitments are expected to have on our liquidity and cash flow in future periods. In addition, the table summarizes the timing of payments on our debt obligations as reported on our Consolidated Balance Sheets as of March 31, 2009.

	Payments Due by Period
		Less Than	1-3	3-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(in millions)
Long-term debt obligations (inclusive of interest)	$2,173	$708	$112	$823	$530
Operating lease obligations(1)	656	119	173	119	245
Purchase obligations	76	57	19	—	—
Other obligations(2)	172	54	73	30	15

Total	$3,077	$938	$377	$972	$790

(1)	The contractual obligations for noncurrent operating leases include sublease income totaling $42 million expected to be received in the following periods: $18 million (less than 1 year); $16 million (1-3 years); $7 million (3-5 years); and $1 million (more than 5 years).

(2)	Includes $9 million of estimated liabilities for unrecognized tax benefits under the “less than 1 year” column for amounts that are estimated to be settled within one year of the balance sheet date. In addition, $302 million of estimated liabilities for unrecognized tax benefits are excluded from the contractual obligations table because a reasonable estimate of when such amounts will become payable could not be made.
As of March 31, 2009, we have no material capital lease obligations, either individually or in the aggregate.

Critical Accounting Policies and Estimates
We review our financial reporting and disclosure practices and accounting policies quarterly to help ensure that they provide accurate and transparent information relative to the current economic and business environment. Note 1, “Significant Accounting Policies” in the Notes to the Consolidated Financial Statements contains a summary of the significant accounting policies that we use. Many of these accounting policies involve complex situations and require a high degree of judgment, either in the application and interpretation of existing accounting literature or in the development of estimates that impact our financial statements. On an ongoing basis, we evaluate our estimates and judgments based on historical experience as well as other factors that are believed to be reasonable under the circumstances. These estimates may change in the future if underlying assumptions or factors change.
We consider the following significant accounting policies to be critical because of their complexity and the high degree of judgment involved in implementing them.
Revenue Recognition
We generate revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as maintenance); and (3) providing professional services, such as product implementation, consulting and education. Revenue is recorded net of applicable sales taxes.
We recognize revenue pursuant to the requirements of Statement of Position (SOP) 97-2 “Software Revenue Recognition”, issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, we begin to recognize revenue from licensing and supporting our software products when all of the following criteria are met: (1) we have evidence of an arrangement with a customer; (2) we deliver the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.
Under our subscription model, implemented in October 2000, software license agreements typically combine the right to use specified software products, the right to maintenance, and the right to receive and use unspecified future software products for no additional fee during the term of the agreement. Under these subscription licenses, once all four of the above noted revenue recognition criteria are met, we are required under generally accepted accounting principles to recognize revenue ratably over the term of the license agreement.
For license agreements signed prior to October 2000, once all four of the above noted revenue recognition criteria were met, software license fees were recognized as revenue generally when the software was delivered to the customer, or “up-front” (as the contracts did not include a right to unspecified future software products), and the maintenance fees were deferred and subsequently recognized as revenue over the term of the license. Under our current business model, a relatively small percentage of our revenue from software licenses is recognized on an up-front basis, subject to meeting the same revenue recognition criteria in accordance with SOP 97-2 as described above. Software fees from such licenses are recognized up-front and are reported in the “Software fees and other” line item in the Consolidated Statements of Operations. Maintenance fees from such licenses are recognized ratably over the term of the license and are reported in the “Subscription and maintenance revenue” line item in the Consolidated Statements of Operations. License agreements under which software fees are recognized up-front do not include the right to receive unspecified future software products. However, in the event such license agreements are executed within close proximity or in contemplation of other license agreements that are signed under our subscription model with the same customer, the licenses together may be deemed a single multi-element agreement, and all such revenue is required to be recognized ratably and is recorded as “Subscription and maintenance revenue” in the Consolidated Statements of Operations.
We are unable to establish VSOE of fair value for all undelivered elements in license agreements that include software products for which maintenance pricing is based on both discounted and undiscounted license list prices and arrangements that contain rights to unspecified future software products. If VSOE of fair value of one or more undelivered elements does not exist, license revenue is deferred and recognized upon delivery of those elements or when VSOE of fair value can be established. When the license includes the right to receive unspecified future software products, license revenue is recognized ratably over the term on the arrangement as VSOE does not exist for the future unspecified software products.
Since we implemented our subscription model in October 2000, our practice with respect to newly acquired products with established VSOE of fair value has been to record revenue initially on the acquired company’s systems, generally under an up-front model; and, starting within the first fiscal year after the acquisition, to enter new licenses for such products under our subscription model, following which revenue is recognized ratably and recorded as “Subscription and maintenance revenue.” In some instances, we sell some newly developed and recently acquired products without the right to receive unspecified future software products. Revenue from these agreements is generally recorded on an up-front model, to the extent that we are able to establish VSOE of fair value for all undelivered elements and such license agreements are not deemed to have been linked with other contracts executed within a short time frame with the same customer or in contemplation of other license agreements with the same customer for which the right exists to receive unspecified future software products. The software license fees from these contracts are recorded on an up-front basis as “Software fees and other.” Selling such licenses under an up-front model will result in higher total revenue in a reporting period than if such licenses were based on our subscription model and the associated revenue recognized ratably.
Maintenance revenue is derived from two primary sources: (1) the maintenance portion of combined license and maintenance agreements; and (2) stand-alone maintenance agreements. Maintenance revenue is reported on the “Subscription and maintenance revenue” line item in the Consolidated Statements of Operations over the term of the renewal agreement.
Revenue from professional service arrangements is generally recognized as the services are performed. Revenue from committed professional services that are sold as part of a software transaction is deferred and recognized on a ratable basis over the life of the related software transaction. If it is not probable that a project will be completed or the payment will be received, revenue is deferred until the uncertainty is removed.
Revenue from sales to distributors, resellers, and value added resellers commences when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method. Revenue from the sale of products to distributors, resellers and value added resellers that incorporates the right for the end-users to receive certain unspecified future software products is recognized on a ratable basis.
We have an established business practice of offering installment payment options to customers and have a history of successfully collecting substantially all amounts due under such agreements. We assess collectability based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If, in our judgment, collection of a fee is not probable, we will not recognize revenue until the uncertainty is removed through the receipt of cash payment.
Our standard licensing agreements include a product warranty provision for all products. Such warranties are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies.” The likelihood that we will be required to make refunds to customers under such provisions is considered remote.
Under the terms of substantially all of our license agreements, we have agreed to indemnify customers for costs and damages arising from claims against such customers based on, among other things, allegations that our software products infringe the intellectual property rights of a third-party. In most cases, in the event of an infringement claim, we retain the right to (i) procure for the customer the right to continue using the software product; (ii) replace or modify the software product to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, we may terminate the license agreement and refund to the customer a pro-rata portion of the fees paid. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The likelihood that we will be required to make refunds to customers under such provisions is considered remote. In most cases and where legally enforceable, the indemnification is limited to the amount paid by the customer.

Accounts Receivable
The allowance for doubtful accounts is a valuation account used to reserve for the potential impairment of accounts receivable on the balance sheet. In developing the estimate for the allowance for doubtful accounts, we rely on several factors, including:
•	Historical information, such as general collection history of multi-year software agreements;

•	Current customer information and events, such as extended delinquency, requests for restructuring, and filings for bankruptcy;

•	Results of analyzing historical and current data; and

•	The overall macroeconomic environment.
The allowance is composed of two components: (a) specifically identified receivables that are reviewed for impairment when, based on current information, we do not expect to collect the full amount due from the customer; and (b) an allowance for losses inherent in the remaining receivable portfolio-based historical activity.
Income Taxes
SFAS No. 109, “Accounting for Income Taxes,” requires us to estimate our actual current tax liability in each jurisdiction; estimate differences resulting from differing treatment of items for financial statement purposes versus tax return purposes (known as “temporary differences”), resulting in deferred tax assets and liabilities; and assess the likelihood that our deferred tax assets will be recovered from future taxable income. If we believe that recovery is not likely, we establish a valuation allowance.
Deferred tax assets result from acquisition expenses, such as duplicate facility costs, employee severance and other costs that are not deductible until paid, net operating losses (NOLs) and temporary differences between the taxable cash payments received from customers and the ratable recognition of revenue in accordance with GAAP. The NOLs will expire as follows: $457 million between 2009 and 2028 and $151 million may be carried forward indefinitely.
As of March 31, 2009, our gross deferred tax assets, net of a valuation allowance, totaled $826 million. The factors that we consider in assessing the likelihood of realization of these deferred tax assets include the forecast of future taxable income and available tax planning strategies that could be implemented to realize the deferred tax assets.
When we prepare our consolidated financial statements, we estimate our income taxes in each jurisdiction in which we operate. On April 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). Among other things, FIN 48 prescribes a “more-likely-than-not” threshold for the recognition and derecognition of tax positions.
Goodwill, Capitalized Software Products, and Other Intangible Assets
SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), requires an impairment-only approach to accounting for goodwill and other intangibles with an indefinite life. Absent any prior indicators of impairment, we perform an annual impairment analysis during the fourth quarter of our fiscal year.
The SFAS No. 142 goodwill impairment model is a two-step process. The first step is used to identify potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination; that is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.
The fair value of a reporting unit under the first step of the goodwill impairment test is measured using the quoted market price method. Determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and the magnitude of any such charge. These estimates are subject to review and approval by senior management. This approach uses significant assumptions, including projected future cash flow, the discount rate reflecting the risk inherent in future cash flow, and a terminal growth rate. We performed our annual assessment of goodwill during the fourth quarter of fiscal 2009 and concluded that no impairment charge was required.
The carrying values of capitalized software products, for both purchased software and internally developed software, and other intangible assets, are reviewed on a regular basis to ensure that any excess of the carrying value over the net realizable value is written off. The facts and circumstances considered include an assessment of the net realizable value for capitalized software products and the future recoverability of cost for other intangible assets as of the balance sheet date. It is not possible for us to predict the likelihood of any possible future impairments or, if such an impairment were to occur, the magnitude thereof.
Intangible assets with finite useful lives are subject to amortization over the expected period of economic benefit to us. We evaluate the remaining useful lives of intangible assets to determine whether events or circumstances have occurred that warrant a revision to the remaining period of amortization. In cases where a revision to the remaining period of amortization is deemed appropriate, the remaining carrying amounts of the intangible assets are amortized over the revised remaining useful life.
Accounting for Business Combinations
The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired, including in-process research and development, and liabilities assumed based on their respective fair values.
Product Development and Enhancements
We account for product development and enhancements in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (SFAS No. 86). SFAS No. 86 specifies that costs incurred internally in researching and developing a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established and assumptions are used that reflect our best estimates. If other assumptions had been used in the current period to estimate technological feasibility, the reported product development and enhancement expense could have been affected. Annual amortization of capitalized software costs is the greater of the amount computed using the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the software product, generally estimated to be five years from the date the product became available for general release to customers. We amortized capitalized software costs using the straight-line method in fiscal 2009 and fiscal 2008, as anticipated future revenue is projected to increase for several years considering that we are continuously integrating current software technology into new software products.

Accounting for Stock-Based Compensation
We currently maintain several stock-based compensation plans. We use the Black-Scholes option-pricing model to compute the estimated fair value of certain stock-based awards. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives, and risk-free interest rates. These assumptions reflect our best estimates, but these items involve uncertainties based on market and other conditions outside of our control. As a result, if other assumptions had been used, stock-based compensation expense could have been materially affected. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially affected in future years.
As described in Note 10, “Stock Plans,” in the Notes to the Consolidated Financial Statements, performance share units (PSUs) are awards under the long-term incentive programs for senior executives where the number of shares or restricted shares, as applicable, ultimately received by the employee depends on Company performance measured against specified targets and will be determined after a three-year or one-year period as applicable. The fair value of each award is estimated on the date that the performance targets are established based on the fair value of our stock and our estimate of the level of achievement of our performance targets. We are required to recalculate the fair value of issued PSUs each reporting period until the underlying shares are granted. The adjustment is based on the quoted market price of our stock on the reporting period date. Each quarter, we compare the actual performance we expect to achieve with the performance targets.
Legal Contingencies
We are currently involved in various legal proceedings and claims. Periodically, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any legal proceeding or claim is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of the probability of a loss and the determination as to whether the amount of loss is reasonably estimable. Due to the uncertainties related to these matters, the decision to record an accrual and the amount of accruals recorded are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending litigation and claims, and may revise our estimates. Such revisions could have a material impact on our results of operations and financial condition. Refer to Note 8, “Commitments and Contingencies,” in the Notes to the Consolidated Financial Statements for a description of our material legal proceedings.